EXECUTIVE EMPLOYMENT AGREEMENT This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into on July 18 2018, by and between Independence Contract Drilling, Inc., a Delaware corporation (“Company”), and J. Anthony Gallegos, Jr. (“Executive”). W I T N E S S E T H: WHEREAS, effective as of the closing of the transactions contemplated by the Agreement and Plan of Merger dated July 18, 2018, among the Company, [Merger Sub] and Sidewinder Drilling LLC (the “Merger Agreement”, and such closing, the “Closing” and such date of the Closing, the “Closing Date”), the Company desires to employ, and Executive desires to be employed by the Company and its subsidiaries and affiliates, as applicable, on the terms set forth in this Agreement; NOW, THEREFORE, in consideration of the mutual terms and agreements set forth herein, the parties hereto agree as follows: 1. Employment. During the Employment Term (as defined below), the Company will employ Executive, subject to the term and conditions of this Agreement, and Executive hereby agrees effective upon closing of the transactions contemplated by the Merger Agreement, to accept employment by the Company or an affiliate subject to the terms and conditions of this Agreement, during the Employment Term (as defined below). . 2. Term. The “Employment Term” shall mean the period commencing on the Closing Date (the “Effective Date”) and ending on the third anniversary of the Effective Date; provided, however, if neither party shall have provided written notice of termination at least one year prior to the scheduled expiration of the then current term of this Agreement (each such date by which such notice must be provided, a “Renewal Date”), the Employment Term shall automatically be extended for one additional years so as to expire two years from such Renewal Date, in all cases subject to earlier termination as provided in Section 5. Upon a Change of Control, the Employment Term shall be automatically extended to the third anniversary of the Change of Control. Notwithstanding the foregoing or any provision of this Agreement to the contrary, it is understood and agreed that this Agreement shall immediately and automatically terminate without liability or obligation from either party upon the occurrence of the any of the following events: (i) termination of the Merger Agreement for any reason prior to the Closing; (ii) Executive ceases for any reason to be employed in his capacity as Chief Executive Officer of Sidewinder Drilling LLC or its affiliates prior to the Closing or (iii) Executive commits an act of moral turpitude prior to the Effective Date that the Board of Directors unanimously determines in its good faith judgment makes Executive unfit to serve as Chief Executive Officer of the Company as contemplated hereunder 3. Position and Duties. (a) During the Employment Term, (A) Executive’s position (including status, offices, titles and reporting requirements, authority, duties and responsibilities) shall be 4848-3783-0764.2

Chief Executive Officer reporting to the Board and (B) Executive’s services shall be performed at the Company’s executive offices in Houston, Texas or other locations less than 50 miles from such location. (b) During the Employment Term and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote the substantial portion of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder or the Board, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Term it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments and business endeavors, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. . 4. Compensation and Related Matters. During the Employment Term, Executive shall be entitled to the following compensation and benefits: (a) Salary. Until consummation of the transactions contemplated by the Contribution Agreement, the Company shall pay to Executive a total annual base salary of $425,000 (which salary may be increased (but not decreased) by the Company in its discretion) (“Base Salary”), payable in accordance with the normal payroll practices of the Company. During the Employment Term, the Base Salary shall be reviewed by the Board of Directors of the Company (the “Board”) at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of such review. Any increase in Base Salary may not serve to limit or reduce any other obligation to Executive under this Agreement. Base Salary shall not be reduced after any such increase. The term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased. (b) Bonus. Executive shall be eligible for an annual bonus and other annual incentive compensation (collectively, the “Annual Bonus”) for each fiscal year of the Company during the Employment Term, in accordance with the Company’s bonus plan for senior executives of the Company. The Annual Bonus shall be based upon a target amount of 100% of Base Salary, based upon performance criteria established by the Board in its sole discretion, and notwithstanding the foregoing, shall be payable in the sole discretion of the Board. Each such Annual Bonus shall be paid no later than March 15 of the year following the year for which the Annual Bonus is earned, unless Executive shall elect to defer the receipt of such Annual Bonus pursuant to a Company-sponsored deferred compensation plan in effect or the bonus plan provides for a different payment date. (c) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including all travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Notwithstanding any provision of this Agreement to the contrary, the 2 4848-3783-0764.2 amount of expenses for which Executive is eligible to receive reimbursement during any given taxable year of Executive shall not affect the amount of expenses for which Executive is eligible to receive reimbursement during any other taxable year of Executive. Reimbursement of expenses under this Section 4(c) shall be made within thirty (30) days following submission of a completed expense reimbursement form (but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred). The right to reimbursement pursuant to this Section 4(c) is not subject to liquidation or exchange for another benefit. (d) Benefits. Executive shall be eligible to participate in or receive benefits under any group health or other executive benefit plan or arrangement made available by the Company to its senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. (e) Vacations. Executive shall be entitled to a minimum of four weeks paid vacation and holidays in accordance with the policies, programs and practices of the Company as in effect from time to time. (f) Restricted Stock and Options and other Equity Compensation. Upon Execution of this Agreement, Executive will be granted the long-term incentive awards described on Appendix A to this Agreement. Executive also shall participate in any annual or special equity compensation or long-term compensation plans and programs made available to the senior executive officers of the Company. 5. Termination. Executive’s employment hereunder may be terminated during the Employment Term under the following circumstances: (a) Death. Executive’s employment hereunder shall terminate upon Executive’s death. (b) Disability. Executive’s status as an executive and employee of the Company may be terminated for “Disability”, and Executive will be deemed “Disabled”, if Executive shall have been unable to substantially perform Executive’s duties as an executive of the Company or any subsidiary thereof as a result of sickness or injury, with or without reasonable accommodation, and shall have remained unable to perform any such duties for a period of more than 120 days in any 12-month period. If the Company determines that Executive has become Disabled, the Company shall notify Executive of its determination. Executive may then request an accommodation from the Company to assist in his/her return to work. The Company will determine whether Executive’s request can be accommodated without undue hardship no later than 30 days after Executive requests an accommodation. In the event Executive’s request cannot be accommodated, the Company may, by notice given in the manner provided in this Agreement, terminate the status of Executive as an executive and employee of the Company. Any such termination shall become effective 30 days after such notice of termination is given, unless within such 30-day period, Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company so certifies in writing) and Executive in fact resumes such services. 3 4848-3783-0764.2

(c) Cause. The Company may terminate Executive’s employment with or without Cause. For purposes of this Agreement, “Cause” shall mean Executive’s: (i) willful and continued failure to comply with the reasonable written directives of the Company for a period of thirty (30) days after written notice from the Company; (ii) willful and persistent inattention to duties for a period of thirty (30) days after written notice from the Company, or the commission of acts within employment with the Company amounting to gross negligence or willful misconduct; (iii) misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company; (iv) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled; (v) conviction of a felony involving moral turpitude; (vi) willful failure to comply in any material respect with the terms of this Agreement and such non-compliance continues uncured after thirty (30) days after written notice from the Company; or (vii) chronic substance abuse, including abuse of alcohol, drugs or other substances or use of illegal narcotics or substances, for which Executive fails to undertake treatment immediately after requested by the Company or to complete such treatment and which abuse continues or resumes after such treatment period, or possession of illegal narcotics or substances on Company premises or while performing Executive’s duties and responsibilities. For purposes of this definition, no act, or failure to act, by Executive will be considered “willful” if done, or omitted to be done, by Executive in good faith and in the reasonable belief that the act or omission was in the best interest of the Company or required by applicable law. Any termination during the Employment Term by the Company for Cause shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder. “Date of 4 4848-3783-0764.2

Termination” shall mean the date that employment with the Company and its affiliates is terminated in all respects for any reason. (d) Good Reason. Executive may terminate Executive’s employment without Good Reason or for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean without the express written consent of Executive, the occurrence of any of the following: (i) any action or inaction that constitutes a material breach by the Company of this Agreement and such action or inaction continues uncured after thirty (30) days following written notice from Executive; (ii) the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 30 days of receipt of written notice thereof given by Executive; (iii) any failure by the Company to comply with the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company as soon as reasonable possible, but no later than 30 days after receipt of written notice thereof given by Executive; (iv) a change in the geographic location at which Executive must perform services to a location more than fifty (50) miles from Houston, Texas or the location at which Executive normally performs such services as of the Effective Date; or (v) in the event a Change of Control (as defined in Section 6(b)(v)) has occurred, the assignment to Executive to any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are not (A) as a senior executive officer with the ultimate parent company of the entity surviving or resulting from such Change of Control and (B) substantially identical to Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities as contemplated by this Agreement. Notwithstanding anything herein to the contrary, the interim assignment of Executive’s position, authority, duties, or responsibilities to any person while Executive is absent from his duties during any of the 120 days set forth under the definition of Disability shall not constitute a Good Reason for Executive to terminate his employment with the Company. In addition, Executive’s termination of employment shall not constitute Good Reason unless Executive notifies the Company of the condition or event constituting Good Reason within ninety days (90) days of the condition’s occurrence (unless unknown to Executive) and the Company fails to cure the 5 4848-3783-0764.2 conditions, to the extent curable, specified in the notice within thirty (30) days following such notification, and such termination occurs no later than 90 days following expiration of such cure period. Any termination during the Employment Term by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9 of the Agreement. 6. Compensation Upon Termination. In the event that Executive’s employment under this Agreement terminates during the Employment Term for any reason, the Company will pay to Executive (a) subject to Section 10 (Compliance with Section 409A of the Code), in a single lump sum payment, in accordance with the normal payroll practices of the Company (or such earlier date as may be required by applicable law), the aggregate amount of (i) any earned but unpaid Base Salary and (ii) accrued but unpaid vacation pay through the Date of Termination; (b) in accordance with Section 4(c) above, any unreimbursed business expenses incurred prior to the Date of Termination that are reimbursable in accordance with Section 4(c) above, and (c) such employee benefits, if any, as to which Executive may be entitled pursuant to the terms governing such benefits, payable in accordance with the terms of the applicable plan or other arrangement governing such benefits (collectively, the “Accrued Obligations”). Payment of the Accrued Obligations shall be the only compensation paid to Executive under this Agreement in the event of termination of employment due to death or Disability. (a) For Cause or Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive the Accrued Obligations, and the Company shall have no further obligations to Executive under this Agreement. (b) Without Cause or For Good Reason Not in Contemplation of a Change of Control. If Executive’s employment is terminated by the Company without Cause (other than for Disability) or by Executive for Good Reason, and in each case not “in connection with a Change of Control” (as defined in Section 6(b)(v)), in addition to payment of the Accrued Obligations, Executive shall be entitled to the following additional benefits (collectively, the “Other Benefits”): (i) Executive shall be entitled to receive a single lump sum payment of the following, which amount shall be paid at the time provided in Section 6(d): A. Any earned but unpaid Annual Bonus related to the calendar year prior to the calendar year in which the Date of Termination occurs plus; B. the product of (x) the target Annual Bonus for the fiscal year during which termination of employment occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365. C. An amount equal to the Severance Multiple (as defined in Section 6(b)(vi) multiplied by the sum of (1) Executive’s Base Salary (at the rate in effect as of the Date of Termination) and the target Annual Bonus for the fiscal year during which termination of employment occurs. 6 4848-3783-0764.2

(ii) All benefits under the Company’s equity or long-term incentive compensation plan, including all stock options, restricted stock units and restricted stock held by Executive, not already vested, shall be 100% vested. (iii) For a period of 18 months from Executive’s Date of Termination the Company shall continue to provide to Executive and/or Executive’s dependents the same level of medical and dental benefits equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(d) of this Agreement if Executive’s employment had not been terminated and shall reimburse Executive for the premiums Executive pays for such medical and dental benefits for up to 18 months following the Date of Termination as provided in Section 6(f), and provided further, that if Executive becomes re-employed by another employer and is eligible to receive medical or dental benefits under another employer provided plan, the medical or dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. (iv) A termination shall be deemed to be “in connection with a Change of Control” if such termination occurs during the period beginning on the date that is (1) twelve (12) months prior to a Change of Control occurring and (2) ending on the second anniversary of the date of consummation of the Change of Control. (v) “Change of Control” shall mean: A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50 percent or more of either (A) the then outstanding shares of common stock or membership interests of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or managers (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection A, the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any acquisition by the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (3) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection C of this definition; or B. Individuals, who, as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, \that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders or members, was approved by a vote of at least a 7 4848-3783-0764.2 majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for purpose of this Section 6(b)(v)(B)(2), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or C. Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) in each case, unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (3) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or D. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. (vi) “Severance Multiple”, for purposes of calculating the Other Benefits due under this Section 6(b), shall be two (2) times, and for purposes of calculating the Other Benefits due under Section 6(c) shall be two (2) times. In addition, target Annual Bonus for purpose of calculating the Other Benefits due under Section 6(c) shall mean the target Annual Bonus for the fiscal year in which termination of employment occurred. 8 4848-3783-0764.2

(c) Without Cause or For Good Reason in Contemplation of a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and in each case “in connection with a Change of Control”, in addition to the payment of the Accrued Obligations, Company shall pay to Executive the Other Benefits. (d) Release of Claims. Notwithstanding any other provisions of this Agreement to the contrary, in consideration for receiving the severance benefits described in Section 6(b) or (c), Executive hereby agrees to execute (and not revoke) a release in substantially the form attached hereto as Appendix B (the “Release”). If Executive is not a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Final Department of Treasury Regulations issued thereunder (collectively, “Section 409A”) at the time of termination of Executive’s employment (“Specified Employee”), and Executive has timely signed and delivered to the Company, by the deadline established by the Company, the Release, which has become irrevocable by the time set forth below, the Company shall pay Executive the lump sum cash severance benefits described in Section 6(b) or (c) on the date that is sixty (60) days following the date of Executive’s “separation from service” within the meaning of Section 409A (“Separation From Service”). In the event that Executive is a Specified Employee and Executive has timely signed and delivered to the Company, by the deadline established by the Company, the Release, which has become irrevocable by the time set forth below, the Company shall pay Executive the lump sum cash severance benefits described in Section 6(b) or (c) on the date that is six (6) months following the date of Executive’s Separation From Service. Whether Executive is or is not a Specified Employee, Executive will not be paid the lump sum cash severance benefits described in Section 6(b) or (c) or entitled to the benefits described in Section 6(b)(ii) or (iii) (except for Executive’s rights under section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) and Executive shall forfeit any right to such payments and benefits, unless (i) Executive has signed and delivered to the Company the Release and (ii) the period for revoking the Release shall have expired (in the case of both clauses (i) and (ii)) prior to the date that is 60 days following the date of Executive’s Separation From Service. If Executive fails to properly execute and deliver such release (or revokes the Release), Executive agrees that Executive shall not be entitled to receive the severance benefits described in Section 6(b) or (c) or entitled to the benefits described in Section 6(b)(ii) or (iii) (other than COBRA benefits). For purposes of this Agreement, a Release shall be considered to have been executed by Executive if it is signed by Executive’s legal representative, in the case of Executive’s Disability or on behalf of Executive’s estate in the case of Executive’s death. (e) Termination of Offices and Directorships. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company or its affiliates, if any, and shall take all actions reasonably requested by the Company to effectuate the foregoing. 9 4848-3783-0764.2

(f) Reimbursement of Premiums. During the period that the Company is required to continue coverage in the Company’s group medical plan and the Company’s group dental plan (collectively, the “Group Plan”) as provided in Section 6(b)(iii) and Executive continues and pays the premium for such coverage to continue Executive’s and any qualifying dependent’s Group Plan coverage (“Coverage”) the Company will reimburse Executive the amount of the cost of the Coverage for up to 18 months Executive maintains such Coverage. Any reimbursements by the Company to Executive required under this Section 6(f) shall be made on the last day of each month Executive pays the amount required for such Coverage, for up to the first 18 months of Coverage. If Executive is a Specified Employee at the time of termination and the benefits specified in this Section 6(f) are taxable to Executive and not otherwise exempt from Section 409A then any amounts to which Executive would otherwise be entitled under this Section 6(f) during the first six months following the date of Executive’s Separation From Service shall be accumulated and paid to Executive on the date that is six months following the date of Executive’s Separation From Service. Except for any reimbursements under the applicable Group Plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 6(f), or in-kind benefits provided, during Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive. Executive’s right to reimbursement or in-kind benefits pursuant to this Section 6(f) shall not be subject to liquidation or exchange for another benefit. 7. Nondisclosure and Noncompetition. (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings: (i) “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company, that is not generally known to persons engaged in a business similar to that conducted by the Company, whether produced by the Company or any of its consultants, agents or independent contractors or by Executive, and whether or not marked confidential. Confidential information does not include information that (1) at the time of disclosure is, or thereafter becomes, generally available to the public, (2) prior to or at the time of disclosure was already in the possession of Executive, (3) is obtained by Executive from a third party not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information or (3) is independently developed by Executive, but not including the confidential information provided by the Company. (ii) “Restricted Business” means the oil and natural gas land contract drilling business conducted in the United States of America. (b) Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall 10 4848-3783-0764.2 have been obtained by Executive during Executive’s employment (whether prior to or after the Effective Date) and shall not use such Confidential Information other than within the scope of Executive’s employment with and for the exclusive benefit of the Company. At the end of the Employment Term, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except (A) upon the prior written authorization of the Company, (B) as may be required by law or legal process, (C) as reasonably necessary in connection with the enforcement of any right or remedy related to this Agreement, or (D) unless no longer Confidential Information, and (ii) to deliver promptly to the Company any Confidential Information in Executive’s possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall, to the extent practicable, give the Company prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. (c) Covenant Not to Compete. In consideration of the provision of the Confidential Information during the term of this Agreement and the stock options, restricted stock and restricted stock unit awards and other compensation provided herein, Executive agrees that during the period of his employment by the Company and, if Executive’s employment is terminated hereunder for any reason prior to expiration of the Employment Term, during the twenty-four (24) month period following the Date of Termination: (i) Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged, directly or indirectly, in the United States in the Restricted Business; provided, however, that the restrictions contained herein shall not restrict the acquisition by Executive of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business or Executive from being employed by an entity in which the majority of such entity’s revenues on a consolidated basis determined in accordance with generally accepted accounting principles are from activities and businesses that do not constitute a Restricted Business; and (ii) Executive shall not, directly or indirectly (other than in the performance of Executive’s duties under this Agreement) (A) solicit any individual, who, at the time of time of such solicitation is an executive of the Company or its affiliates, to leave such employment or hire, employ or otherwise engage any such individual (other than employees of the Company or its affiliates who respond to general advertisements for employment in newspapers or other periodicals of general circulation (including trade journals)), or (B) cause, induce or encourage any material actual or prospective client, customer, supplier, landlord, lessor or licensor of the Company or its affiliates to terminate or modify any such actual or prospective contractual relationship that exists on the Date of Termination. 11 4848-3783-0764.2

(d) Injunctive Relief; Remedies. The covenants and undertakings contained in this Section 7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7 will cause irreparable injury to the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7 may be inadequate. Therefore, notwithstanding anything to the contrary, the Company will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of any provision of this Section 7 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 7 are cumulative and in addition to any other rights and remedies which the Company may have hereunder or at law or in equity. The parties hereto further agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a time period, a specified business limitation or any other relevant feature of this Section 7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party. (e) Governing Law of this Section 7; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 7, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state in which the prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby irrevocably consent to the exclusive jurisdiction of the State of Texas for resolution of such dispute, and further agree that service of process may be made upon Executive in any legal proceeding relating to this Section 7 by any means allowed under the laws of such state. (f) Executive’s Understanding of this Section. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Section 7. Executive acknowledges that the geographic scope and duration of the covenants contained in Section 7(c) are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Executive’s level of control over and contact with the Company’s business and operations in all jurisdictions where they are located, and (iv) the fact that the Restricted Business is conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 7 invalid or unenforceable. 8. Certain Tax Matters. 12 4848-3783-0764.2

(a) Notwithstanding any other provision of this Agreement to the contrary, if any portion of the payments or benefits provided to or for the benefit of Executive under this Agreement or which Executive otherwise receives or is entitled to receive from the Company or any successor would be subject to the excise tax imposed by Section 4999 of the Code, or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any interest, penalties or additions to tax with respect to such excise tax, is herein collectively referred to as the “Excise Tax”), all such payments and benefits being collectively referred to herein as the “Total Payments”, then, except as otherwise provided in Section 8(b), the Total Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 8(c)) to the extent the Independent Tax Advisor (as hereinafter defined) shall reasonably determine is necessary so that no portion of the Total Payments shall be subject to the Excise Tax. (b) Notwithstanding the provisions of Section 8(a), if the Independent Tax Advisor reasonably determines that Executive would receive, in the aggregate, a greater amount of the Total Payments on an after-tax basis (after including and taking into account all applicable federal, state, and local income, employment and other applicable taxes and the Excise Tax) if the Total Payments were not reduced or eliminated pursuant to Section 8(a), then no such reduction or elimination shall be made notwithstanding that all or any portion of the Total Payments may be subject to the Excise Tax. (c) For purposes of determining which of Section 8(a) and Section 8(b) shall be given effect, the determination of which of the Total Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Total Payments in the following order (and within the category described in each of the following Sections 8(c)(i) through 8(c)(v), in reverse order beginning with the Total Payments which are to be paid farthest in time except as otherwise provided in Section 8(c): (i) by first reducing or eliminating the portion of the Total Payments otherwise due and which are not payable in cash (other than that portion of the Total Payments subject to Sections 8(c)(iv) and 8(c)(v)); (ii) then by reducing or eliminating the portion of the Total Payments otherwise due and which are payable in cash (other than that portion of the Total Payments subject to Sections 8(c)(iii); (iii) then by reducing or eliminating the portion of the Total Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are payable in cash; (iv) then by reducing or eliminating the portion of the Total Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity- based compensation awards reduced first; and 13 4848-3783-0764.2

(v) then by reducing or eliminating the portion of the Total Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are not payable in cash. (d) The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and Executive for their review no later than ten (10) days after the Date of Termination. The determinations of the Independent Tax Advisor under this Section 8 shall, after due consideration of the Company’s and Executive’s comments with respect to such determinations and the interpretation and application of this Section 8, be final and binding on all parties hereto absent manifest error. The Company and Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 8. (e) For purposes of this Section 8, “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive (Executive’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company. 9. Notice. All notices hereunder must be in writing and shall be deemed to have been given when personally delivered to the designated individual, or (unless otherwise specified) mailed or sent by (a) United States certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service with confirmation of receipt or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or to such other address as to which any party hereto may have notified the other in writing. To the Company: 11601 Galayda Houston, Texas 77066 Attn: Chairman of the Board To Executive: At Executive’s then current address shown in the Company’s records. or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. 10. Compliance with Section 409A of the Code. 14 4848-3783-0764.2

(a) Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation the severance payments and benefits under Section 6 will be paid to Executive if Executive is a Specified Employee until the six-month anniversary of Executive’s Separation From Service to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. (b) To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A. The parties agree to act in good faith in complying with the requirements of Section 409A. For purposes of this Agreement, all references to “termination”, “termination of employment”, Date of Termination and correlative phrases shall mean a Separation From Service. In the event additional regulations or other guidance are issued under Section 409A or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described in this Agreement, then the parties agree to act in good faith to amend the provisions of this Agreement to permit such payments to be made at the earliest time permitted under such additional regulations, guidance or authority that as closely as practicable achieves the original intent of this Agreement. (c) To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. (d) To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation §1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amounts of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit. 11. Miscellaneous. (a) Withholding. All amounts payable under this Agreement will be subject to reduction to reflect such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation. (b) Successors; Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, including Executive’s estate and legal representatives. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto; provided that the Company may assign any rights, interests or obligations hereunder 15 4848-3783-0764.2 to any successor (whether direct or indirect, by merger, purchase, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The Company agrees to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined any successor to its business and/or assets as aforesaid which assume and agrees to perform this Agreement by operation of law or otherwise. (c) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized representative of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. (d) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. (f) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, Executive or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. (g) Governing Law. This Agreement has been made and entered into and shall be governed by the internal laws of the State of Texas without regard to principles of conflict of laws, except as expressly provided in Section 7(e) above with respect to the resolution of disputes arising under, or the Company’s enforcement of, Section 7. (h) Jurisdiction. If any party commences a lawsuit or other proceeding related to or arising from this Agreement, the parties hereto agree that the State District Court in Houston, Harris County Texas shall have sole and exclusive jurisdiction over any such proceeding. The State District Court shall be the proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties consent to and agree to submit to the jurisdiction of the court specified herein and agree to 16 4848-3783-0764.2 accept service of process to vest personal jurisdiction over them in the State District Court of Harris County Texas. (i) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. (j) Amendment. It is understood and agreed that, upon the Effective Date, this Employment Agreement amends and restates and supersedes in its entirety any prior Employment Agreement between the Company, its affiliates and predecessors and Executive, including any employment agreements or arrangements Executive may have entered into with Sidewinder Drilling, LLC or its predecessors or affiliates, including without limitation, the Employment Agreement dated June 6, 2011, by and between Executive and Sidewinder Drilling, Inc. and the Employment Agreement of even date herewith between Executive and Sidewinder Drilling, LLC and the Waiver Letter Agreement dated February 15, 2017, between Executive, Sidewinder Drilling, Inc. and Sidewinder Drilling, LLC. [Signature page follows] 17 4848-3783-0764.2

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written. COMPANY: INDEPENDENCE CONTRACT DRILLING, INC. Date: 7/18/18 _________________________ By: /s/ Philip A. Choyce Name: Philip A. Choyce Title: Executive Vice President & Chief Financial Officer EXECUTIVE: Date: 7/18/18 ________________________ /s/ J. Anthony Gallegos, Jr. J. Anthony Gallegos, Jr. 18 4848-3783-0764.2

APPENDIX A EQUITY COMPENSATION AWARDED ON EFFECTIVE DATE Restricted stock units (“RSU’s”) for common stock of the Company with an aggregate value equal to US $1.0 million will be granted to Executive on the Effective Date. The number of units granted will be determined by dividing US $1.0 million by the Fair Market Value of the common stock on the Effective Date. Fair Market Value, with respect to the common stock of the Company, shall mean the average closing price on the New York Stock Exchange (“NYSE”) for the last 20 NYSE trading days prior to the Effective Date. To the extent a security of the Company is not listed or traded on the NYSE, “NYSE” as used above shall mean the principal national securities exchange or quotation service on which the security is listed or quoted. Vesting: The RSU’s shall cliff vest on the third anniversary of the grant date. The RSU’s shall 100% vest upon the occurrence of a Change of Control or termination of employment without Cause by the Company or termination of employment for Good Reason by Executive. Except as set forth in the preceding sentence, to the extent unvested, the RSU’s shall terminate and be forfeited upon termination of employment. 19 4848-3783-0764.2

APPENDIX B AGREEMENT AND RELEASE This Agreement and Release (“Release”) is entered into between you, the undersigned employee, and Independence Contract Drilling, Inc. (the “Company”). You have [__] days to consider this Release, which you agree is a reasonable amount of time. While you may sign this Release prior to the expiration of this [___]-day period, you are not to sign it prior to the date of your termination of employment with the Company. 1. Definitions. (a) “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release. (b) “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which you have had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation. It also includes but is not limited to claims asserted by you or on your behalf by some other person, entity or government agency. 2. Consideration. The Company agrees to pay you the consideration set forth in sections 6 and 8 of Executive Employment Agreement between you and the Company dated as of [_________] (the “Employment Agreement”). The Company will make such payments to you at the times set forth in the Employment Agreement. You acknowledge that the payment that the Company will make to you in consideration for this Release is in addition to anything else of value to which you are entitled and that the Company is not otherwise obligated to make this payment to you. 3. Release of Claims. (a) You – on behalf of yourself and your heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns – unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that you have or may have against any of the Released Parties arising from your employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date you sign this Release; provided, however, that this Agreement shall not operate to release any Claims that you may have to payments or benefits under Section 6 of the Employment Agreement or any rights you may have to indemnification under any indemnification 20 4848-3783-0764.2 agreement between you and the Company or any of its affiliates, or the bylaws or any directors and officers liability insurance policy of the Company or any of its affiliates (collectively, the “Unreleased Claims”). (b) The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, executive orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law. (c) In furtherance of this Release, you promise not to bring any Claims (other than Unreleased Claims) against any of the Released Parties in or before any court or arbitral authority. 4. Confidentiality. You agree that you will not reveal, or cause to be revealed, this Release or its terms to any third party (other than your attorney, tax advisor, or spouse), except as required by law. 5. Acknowledgment. You acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with your employment or termination, and that this Release is intended as a compromise of any Claims you have or may have against the Released Parties. You further acknowledge that you have carefully read this Release and understand its final and binding effect, have had a reasonable amount of time to consider it, and are entering this Release voluntarily. You acknowledge that the Company has advised you in writing to seek the advice of legal counsel prior to executing this release, and that you have had the opportunity to seek legal counsel of your choosing. 6. Applicable Law. This Release shall be construed and interpreted pursuant to the laws of Texas without regard to its choice of law rules. 7. Severability. Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term, or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable. 8. Effective Date. You acknowledge that you have seven (7) days after execution to revoke this Release, and that this Release shall not become final and binding until the expiration of seven (7) days after execution. 21 4848-3783-0764.2

IN WITNESS WHEREOF, the parties have executed this Release on the date set forth below. EXECUTIVE: Date: [_______________, 20___] J. Anthony Gallegos, Jr. COMPANY: INDEPENDENCE CONTRACT DRILLING, INC. Date: [_______________, 20___] By: _________________________________ Name: ______________________________ Title: _______________________________ 22 4848-3783-0764.2